Contacts: Mark Deep	Peter Cauley	Sarah Williams
Sr. Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-585-2780
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mdeep@datamirror.com	pcauley@datamirror.com

DataMirror Receives Industry Accolades for
Strong Contributions to Software Market

Among Recognitions, DataMirror LiveAudit™Honored with Editors’ Choice Apex Award for New Technologies Addressing Regulatory Compliance

MARKHAM, CANADA– (June 1st, 2004) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration solutions, continues to be honored with industry awards for its strong leadership in the software market. Most recently, DataMirror’s real-time data auditing software, LiveAudit, received the iSeries NEWS Editors’ Choice Apex Award in the “New Technologies” category at the COMMON Spring conference in May. This award recognizes DataMirror LiveAudit as a key solution in the regulatory compliance and internal audit market – critical in today’s business environment.

Software Magazine’s Software 500, a revenue-based ranking of the world's largest software and services providers, once again named DataMirror to its prestigious ranking, catapulting the Company over 50 positions from the previous year. This ranking primarily represents license growth, demonstrating that customers are increasingly choosing DataMirror for its innovative, real-time data integration solutions. DataMirror’s enhanced security and auditing capabilities are also resonating well in the marketplace.

Additionally, DataMirror was ranked in the top quarter of the Branham 300, an authoritative listing of leading IT companies in Canada. DataMirror also placed 12th among the top 25 IT software companies.

“These award recognitions provide strong validation of DataMirror’s leadership in today’s competitive software market,” says Nigel Stokes, CEO, DataMirror. “We are particularly pleased with LiveAudit’s win in the Apex Awards’ ‘New Technologies’ category, which affirms the importance of our data auditing technology for successful regulatory compliance. Combined with our real-time data integration solutions, we’re enabling customers to create fundamental changes to their business strategy and processes that will drive competitive advantage.”

About DataMirror LiveAudit
 DataMirror’s award-winning LiveAudit software enables customers to tighten internal controls and comply with key regulations, including Sarbanes-Oxley, HIPAA, Basel II, Patriot Act and the FDA’s 21 CFR Part 11. LiveAudit accomplishes this by monitoring all adds, updates, and deletes made to corporate information at the database level, and recording these changes in a chronological event log, allowing line of business managers to providesufficient audit trail evidence to stakeholders and auditors. By tracking all activities that take place within enterprise systems, organizations can improve internal controls, accelerate fraud detection, and achieve an added degree of system security – core requirements for corporate and regulatory compliance. To learn more, visit http://www.datamirror.com/products/liveaudit.

About DataMirror
DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration software solutions, gives companies the power to manage and monitor their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™solutions helps customers easily and cost-effectively capture, transform, and flow data throughout the enterprise. DataMirror unlocks the experience of now™by providing the live, secure data access, integration, and protection companies require today across all computers in their business.

Over 1,800 companies have transformed their business models and created competitive advantage with DataMirror software, including Debenhams, FedEx Ground, First American Bank, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, LiveAudit, and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.